Exhibit 10.28

SEVERANCE AGREEMENT AND RELEASE OF CLAIMS

This Severance Agreement and Release of Claims (hereinafter referred to as the “Agreement”) is made and entered into this 31st day of July, 2007 (hereinafter referred to as the “Execution Date”) by and between InPlay Technologies, Inc., a Nevada corporation (hereinafter referred to as “Employer”) and Robert J. Brilon (hereinafter referred to as “Executive”).

RECITALS

WHEREAS, Executive was employed by Employer as its Chief Executive Officer, President, and Chief Financial Officer;

WHEREAS, the terms and conditions of Executive’s employment with Employer are set forth in an Employment Agreement between Employer and Executive dated October 1, 2005 (hereinafter referred to as the “Employment Agreement”);

WHEREAS, the Company’s Board of Directors placed Executive on administrative leave, effective June 27, 2007;

WHEREAS, Executive’s employment with Employer was terminated on June 27, 2007, effective July 27, 2007 (hereinafter the “Separation Date”);

WHEREAS, Executive’s termination of employment was an “InPlay Initiated Separation” for reasons other than Cause, Executive’s Death or Disability, or a Change of Control, as provided for under Section 3.1(c)(ii) of the Employment Agreement;

WHEREAS, in connection with his employment and at various dates, Employer granted to Executive options to purchase an aggregate of 591,471 shares of Employer’s common stock (hereinafter referred to as the “Options”) pursuant to various option agreements between Executive and the Company (hereinafter referred to as the “Option Agreements”), and, as of the Separation Date, some of the Options have vested and some of the Options have not vested under the terms of the Option Agreements;

WHEREAS, Executive and Employer, in order to settle, compromise and fully and finally release any and all claims and potential claims against Employer or the Released Parties (as defined below in Paragraph 6) arising out of Executive’s employment and the termination thereof, have agreed to resolve these matters on the terms and conditions set forth herein; and

WHEREAS, Executive acknowledges that he is individually waiving, including on behalf of his marital community, rights and claims described herein in exchange for consideration in addition to anything of value to which Executive may be already entitled.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

1.           Recitals; Effective Date.  The recitals set forth above are true, accurate, and correct, and are incorporated in this Agreement by this reference and made a material part of this Agreement.  This Agreement shall become effective on the eighth calendar day after the Execution Date so long as Executive has not revoked the Agreement under Paragraph 16 of this Agreement (hereinafter referred to as the “Effective Date”).

2.           Employment-Related Compensation.

(a)           Executive acknowledges and agrees that upon receipt of the payroll check for the pay period ending approximately July 31, 2007, he has received from Employer all compensation to which he is entitled for services provided to Employer through the Separation Date.  Executive further acknowledges and agrees that he is not entitled to any accrued benefits as a result of his employment with Employer, other than accrued vacation benefits as provided for in the Employment Agreement, and that he has received reimbursement from Employer of all reasonable business expenses incurred by him through the Separation Date, if any, in accordance with Employer’s expense reimbursement policy and practices.

(b)           In accordance with Section 1.3(f) of the Employment Agreement, Employer will pay Executive the gross amount of $128,927.88 (One Hundred Twenty Eight Thousand Nine Hundred Twenty Seven Dollars and Eighty-Eight Cents), less any applicable withholding for state and federal taxes, as payment for 991.02 hours of accrued but unused vacation benefits.  By signing below, Executive expressly authorizes the following deductions from this amount: (i) $1,620.00 (One Thousand Six Hundred Twenty Dollars and No Cents) to purchase one (1) Dell Precision 390 desktop computer and one (1) ViewSonic 22” computer monitor previously purchased by Employer that Executive will retain after the Separation Date (upon completion of this purchase, Executive shall hold all right, title, and interest to this property, subject to the obligations imposed by Article II of his Employment Agreement, should this equipment contain any Confidential Information or Trade Secrets of InPlay, as referenced therein); and (ii) $1,767.94 (One Thousand Seven Hundred Sixty Seven Dollars and Ninety-Four Cents) for personal charges made by Executive that were paid inadvertently by Employer and for Employer charges for which Executive was both reimbursed and credited on his personal credit card for returns of purchased items.

3.           Options.  Employer and Executive hereby acknowledge and agree that, as a result of Employer’s decision to terminate Executive’s employment under Section 3.1(c)(ii) of the Employment Agreement, all unvested Options held by Executive shall immediately vest and become exerciseable on the day prior to the Separation Date.  The exercise of all vested options held by Executive shall be subject to and determined in accordance with the terms of the Option Agreements.

4.           Severance Benefits.

(a)           Provided Executive does not revoke this Agreement pursuant to Paragraph 16 herein, in consideration of the covenants, promises, and undertakings of Executive set forth in this Agreement, Employer hereby agrees that it will provide Executive with payments, the sum of which is equal to two times Executive’s current gross annual base salary of $270,600, or a total of $541,200 (Five Hundred Forty One Thousand Two Hundred Dollars and No Cents), as a severance benefit, to be paid to Executive over a two-year period in equal installments timed to coincide with each of Employer’s payroll periods, less any applicable withholding for state and federal taxes, commencing on the Effective Date.

(b)           Provided Executive does not revoke this Agreement pursuant to Paragraph 16 herein, in consideration of the covenants, promises, and undertakings of Executive set forth in this Agreement, Employer hereby agrees that it will provide Executive the gross amount of $250,000 (Two Hundred Fifty Thousand Dollars and No Cents), less any applicable withholding for state and federal taxes, as an agreed-upon amount to comply with the bonus payment obligation arising under Section 3.2(c) of the Employment Agreement.  The parties hereto acknowledge and agree that this agreed-upon amount shall constitute full and complete satisfaction of any bonus payment to be made to Executive under the terms of the Employment Agreement, and that the release of claims given by Executive in Paragraph 6 below specifically covers and encompasses any bonus-related claims that could be made by Executive, other than for actual payment of the amount provided in this Paragraph 4(b).  This agreed-upon bonus payment shall be paid to Executive within a reasonable period of time after the Effective Date.

(c)           Provided Executive does not revoke this Agreement pursuant to Paragraph 16 herein, in consideration of the covenants, promises, and undertakings of Executive set forth in this Agreement, Employer shall continue to pay Executive’s, his spouse’s, and his dependent children’s medical and dental insurance premiums to maintain coverage under Employer’s group medical and dental insurance plans, only to the extent such premiums are not covered by any subsequent employer of Executive during the two-year period following the Separation Date (the “Extended Benefits Period”).  Employer shall make the required standard premium payments on behalf of Executive, his spouse, and his dependent children during the Extended Benefits Period.  To the extent permitted by Employer’s then health benefits provider, any rights required to be provided to Executive by local, state, and federal rules or regulations shall be granted at the end of the Extended Benefits Period (i.e., COBRA notification).

(d)           Provided Executive does not revoke this Agreement pursuant to Paragraph 16 herein, in consideration of the covenants, promises, and undertakings of Executive set forth in this Agreement, Employer also shall pay to Executive the amount of $6,659.50 (Six Thousand Six Hundred Fifty Nine Dollars and Fifty Cents) to pay one-half of the remaining amount due on the automobile lease of the Lexus automobile presently co-leased by Executive and Employer.  Employer will pay this amount to Executive within a reasonable period of time after the Effective Date.  In return for this payment, Executive agrees to promptly take all necessary actions and execute all necessary documentation in order to release Employer from any continuing or other obligations under the automobile lease of the Lexus automobile presently co-leased by Executive and Employer.

5.           Adequate Consideration.  Executive acknowledges and agrees that Paragraph 4 of this Agreement includes substantial consideration to Executive in addition to anything of value to which he is, as a matter of law, otherwise entitled.

6.           Release of All Claims.  In consideration of the severance benefits set forth in Paragraph 4 of this Agreement, Executive, for himself, his spouse, their marital community, heirs, estates, representatives, executors, successors and assigns, hereby fully, forever, irrevocably, and unconditionally release and discharge Employer, its shareholders, affiliates, subsidiaries, employees benefit plans, any co-employers or joint employers, their officers, directors, employees, agents, attorneys, administrators, representatives, successors, heirs, assigns, and all persons acting by, through, under, or in concert with them (collectively referred to as the “Released Parties”), from any and all claims which he may have against them, or any of them, which could have arisen out of any act or omission occurring from the beginning of time to the Execution Date of this Agreement, whether now known or unknown, asserted or unasserted. This release includes, but is not limited to, any and all claims brought or that could be brought under the Employment Agreement, the Option Agreements, or any other agreements between Employer and Executive (except for this Agreement), as well as any and all claims brought or that could be brought pursuant to or under the Age Discrimination in Employment Act, Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement and Income Security Act (ERISA), the Securities and Exchange Acts of 1933 and 1934, the Sarbanes-Oxley Act, any other securities-related statute or law, the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Family and Medical Leave Act, the Equal Pay Act, the Arizona Civil Rights Act, the Arizona Employment Protection Act, Arizona’s wage and hour statutes, and any other statute set forth in the United States Code or in the statutes or codes of any state, including but not limited to Arizona, that pertains or relates to, or otherwise touches upon, the employment relationship between Employer and Executive and the Released Parties, including (but not limited to) any and all actions for breach of contract, express or implied, breach of the covenant of good faith and fair dealing, express or implied, promissory estoppel, wrongful termination in violation of public policy, all other claims for wrongful termination and constructive discharge, hostile work environment, and all other tort claims, including, but not limited to, assault, battery, false imprisonment, intentional interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, negligence, negligent investigation, negligent hiring, supervision, or retention, defamation, intentional or negligent misrepresentation, fraud, and any and all other laws and regulations relating to employment, employment termination, employment discrimination, harassment, and/or retaliation, wages, hours, employee benefits, compensation, sexual harassment, and any and all claims for attorneys’ fees and costs, pursuant to or arising under any federal, state, or local statute, law, regulation, ordinance, or order.  This release of claims expressly includes, but is not limited to, any and all claims arising out of and/or in any way related to Executive’s employment with Employer or the circumstances of the termination of that employment, as well as any claims arising out of and/or in any way related to the Employment Agreement or the Option Agreements, including but not limited to any claims for any bonus amounts, vacation pay amounts, or any other benefits thereunder; provided, however, that by signing this Agreement, Executive is not waiving any rights or claims that may arise after the Execution Date of this Agreement.

7.           Board Resignation.  In further consideration of the severance benefits provided for above in Paragraph 4 of this Agreement, contemporaneous with the execution of this Agreement, Executive agrees to voluntarily resign as a member of the Company’s Board of Directors, and to execute any and all documentation necessary to effectuate his resignation, including but not limited to the form of Resignation attached hereto as Exhibit A.

8.           No Pending Claims.

(a)           Executive represents and warrants that there are no claims, charges, injunctions, restraining orders, lawsuits, or any similar matters of any kind filed by him or on his behalf or for his benefit presently pending against Employer or the Released Parties, or any of them, in any forum whatsoever, including, without limitation, in any state or federal court, or before any federal, state, or local administrative agency, board, or governing body.

(b)           Employer and the Released Parties represent and warrant that there are no claims, charges, injunctions, restraining orders, lawsuits, or any similar matters of any kind filed by it or on its behalf or for its benefit presently pending against Executive, in any forum whatsoever, including, without limitation, in any state or federal court, or before any federal, state, or local administrative agency, board, or governing body.

9.           Covenant Not to Sue.  Executive, for himself, for his spouse, his marital community, heirs, estates, representatives, executors, successors and assigns, covenants not to file any lawsuits, complaints, claims, or charges, on his behalf or in any representative capacity, in any state or federal court or before any federal, state, or local administrative agency, board, or governing body against Employer or the Released Parties, or any of them, on and/or for any and all of the claims released by this Agreement.

10.           Preclusive Effect of Agreement.  Executive acknowledges, understands, and agrees that this Agreement may be pled as a complete bar to any action or suit before any court or administrative body with respect to any lawsuit, complaint, charge, or claim under federal, state, local, or other law relating to any possible claim that existed or may have existed against Employer or the Released Parties, or any of them, arising out of any event occurring from the beginning of time through the Execution Date of this Agreement, except Executive’s claims or rights arising out of Executive’s ownership of the Shares.

11.           Covenant Not to Reapply.  Executive agrees and covenants that he will not reapply for any position as an Executive or independent contractor with Employer or any of its affiliates in the future, and he expressly waives and releases Employer and any affiliates from any and all possible or potential liability associated with the refusal to consider or refusal to hire him for any position in the future.

12.           Non-Disparagement.  Executive agrees that neither he nor anyone acting directly or indirectly on his behalf will make any knowingly derogatory or disparaging statement about the Employer or the Released Parties, or any of them, to any current, former, or prospective Employer customers, contractors, vendors, directors, officers, shareholders, employees, or affiliates, to any member of the press or media, or to any other persons about Employer or the Released Parties, nor knowingly directly or indirectly take any action which is intended to embarrass any of them.  Employer similarly agrees that neither it nor any authorized person acting on its behalf will make any knowingly derogatory or disparaging statement about Executive to any current, former, or prospective Employer customers, contractors, vendors, directors, officers, shareholders, employees, or affiliates, to any member of the press or media, or to any other persons about Executive, nor knowingly directly or indirectly take any action which is intended to embarrass Executive.  For purposes of this Paragraph 12, a disparaging statement is any communication, oral or written, which would cause or to tend to cause the recipient of the communication to question the business condition, integrity, competence, fairness or good character of the person to whom or entity to which the communication relates.

13.           Return of Employer Property; Cooperation in Transitioning of Duties.  On or before the Separation Date, Executive agrees to return to Employer all Employer property in his actual or constructive possession.  Executive further agrees, prior to the Separation Date, to use his best professional efforts to orderly transition his job duties and responsibilities to his designated successor.

14.           Non-Admission.  Execution of this Agreement and compliance with its terms shall not be considered or deemed an admission by Employer of any liability whatsoever, or as an admission by Employer of any violation of Executive’s rights or the rights of any other person, a violation of any order, law, statute or duty, or breach of any duty owed to Executive or any other person.  Employer specifically disclaims any and all such liability.

15.           Review.  A copy of this Agreement was delivered to Executive on June 27, 2007.  Executive acknowledges and agrees that he was provided with more than twenty-one (21) days from the date he was presented with this Agreement to consider this Agreement, and that this twenty-one (21) day review period was extended by mutual agreement of the parties until the Execution Date.

16.           Revocation.  Executive may revoke this Agreement for a period of seven (7) days after he signs it.  Executive agrees that if he elects to revoke this Agreement, he will notify Employer, care of Employer’s Chairman of its Board of Directors, (with a copy to Quinn P. Williams, Greenberg Traurig, LLP, 2375 East Camelback Road, Suite 700, Phoenix, Arizona, 85016), in writing, on or before the expiration of the revocation period.  Receipt of proper and timely notice of revocation by Employer cancels and voids this Agreement.  Provided that Executive does not provide notice of revocation, this Agreement will become effective upon the Effective Date.

17.           Cooperation.  During the period that Executive is on administrative leave and continuing after the Separation Date, Executive agrees to provide reasonable assistance to Employer (including assistance with litigation and arbitration matters), upon Employer’s reasonable request, concerning Executive’s previous responsibilities as Chief Executive Officer, President, and Chief Financial Officer of Employer.  Such assistance may include, but is not limited to, communicating and/or meeting with Employer’s attorneys, giving deposition testimony, attending depositions, reviewing pleadings, including discovery pleadings, and attending and giving testimony in court and arbitration proceedings.  Similarly, Employer agrees to cooperate with Executive and provide reasonable assistance to him (including assistance with litigation and arbitration matters), upon the Executive's reasonable request, concerning Executive's previous responsibilities as Chief Executive Officer, President, and Chief Financial Officer of Employer.  Such assistance may include, but is not limited to, communicating and/or meeting with Executive's attorneys, providing access to company documents and employees of Employer who may be important as witnesses in connection with such litigation or arbitration matters.

18.           Bylaw Indemnification.  In accordance with Section 4.2 of the Employment Agreement, Employer agrees that following the Separation Date, the indemnification provisions under Employer’s Bylaws will continue in full force and effect for the benefit of Executive for so long as such indemnification provisions would have any application to claims against Executive.

19.           Knowing and Voluntary.  Executive represents and warrants that he was advised by Employer to consult with an attorney of his own choosing concerning the provisions set forth herein, and that he was represented in the negotiations leading to this Agreement by S. Cash Nickerson, Esq.  Executive further represents and warrants that he has carefully read and fully understands all of the provisions of this Agreement, including the fact that he is releasing all claims and potential claims against Employer and the Released Parties, and that he is entering into this Agreement, without coercion, and with full knowledge of its significance and the legal consequences thereof.  Executive represents and warrants that he understands that, as part of this Agreement, he is releasing and waiving any claims he believes he may have under the Age Discrimination in Employment Act.

20.           Amendment. This Agreement shall be binding upon the parties and may not be amended, supplemented, changed, or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by all of the parties hereto.

21.           Entire Agreement.  This Agreement and exhibits hereto contain and constitute the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, and, except as otherwise provided herein, cancel all prior or contemporaneous oral or written understandings, negotiations, agreements, commitments, representations, and promises in connection herewith.  Notwithstanding the forgoing, nothing set forth in this Agreement shall cancel, terminate, modify, suspend, or otherwise affect the provisions and obligations set forth in Article II of the Employment Agreement, which survive the termination of Executive’s employment with Employer.

22.           Paragraph Titles.  The paragraph titles in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

23.           Construction.  The parties hereto acknowledge and agree that each party has participated in the drafting of this Agreement and has had the opportunity to have this document reviewed by the respective legal counsel for the parties hereto and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applied to the interpretation of this Agreement.  No inference in favor of, or against, any party shall be drawn from the fact that one party has drafted any portion hereof.

24.           Execution in Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as the signatories.  Facsimile signatures shall be sufficient and fully binding.

25.           Choice of Law and Venue.  This Agreement shall be governed by the laws of the State of Arizona, without regard to the conflicts of laws or principles thereof.  With respect to any litigation based on, arising out of, or in connection with this Agreement, the parties expressly submit to the personal jurisdiction of the Superior Court of the State of Arizona in and for the County of Maricopa or the United States District Court for the District of Arizona, and the parties hereby expressly waive, to the fullest extent permitted by law, any objection that they may now or hereafter have, to the laying of venue of any such litigation brought in any such court referred to above, including without limitation any claim that any such litigation has been brought in an inconvenient forum.

26.           Severability. Should any provision in this Agreement or any provision of any agreement incorporated or referenced herein be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected, and the illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

27.           Waiver.  The failure of a party to insist upon strict adherence to any obligation of this Agreement shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  Any waiver of any provision of this Agreement must be in a written instrument signed and delivered by the party waiving the provision.

28.           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of, as applicable, the parties’ respective successors, assigns, heirs, estates, and representatives.

29.           Attorneys’ Fees and Costs.  Executive and Employer agree that each party will bear its own costs and attorneys’ fees in connection with all matters related to the subject matter of this Agreement and the settlement of those matters encompassed by this Agreement.  Should any legal action be commenced arising out of this Agreement, the prevailing party in any such action shall be entitled to an award of attorneys’ fees and costs incurred therein.

30.           Reasonableness of Terms.  Executive acknowledges and agrees that the terms set forth in this Agreement, individually and collectively, are commercially reasonable, as contemplated by Section 3.2(c) of the Employment Agreement.

By signing below, the parties acknowledge that they have carefully read and fully understand all of the provisions of this Agreement and that they are voluntarily entering into this Agreement.

Robert J. Brilon	InPlay Technologies, Inc.
“Executive”	“Employer”

/s/ Robert J. Brilon	By: /s/ Steven P. Hanson

Dated: July 31, 2007	Its: Chairman and CEO

Dated: July 31, 2007